Exhibit 99.1

Quotient Limited Reports Third Quarter Fiscal 2016 Financial Results

•	Considerable progress on development and commercial scale-up of MosaiQ™, Quotient’s next-generation automation platform for transfusion diagnostics
•	Marketing of MosaiQ™ expected to start in the fourth quarter of 2016 in Europe with U.S. commercial launch anticipated in the first quarter of 2018, if licensed for sale
•	Product sales of $4.4 million in 3QFY16, exceeding guidance
•	In January, announced MosaiQ™ platform will be expanded to include Nucleic Acid Testing (or NAT)
•	Priced an underwritten public offering of 4.4 million ordinary shares expected to raise net proceeds of $36.9 million

JERSEY, Channel Islands, February 8, 2016 (GLOBENEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported financial results for its fiscal third quarter and nine months ended December 31, 2015.

“During our fiscal third quarter, we made considerable progress on the development and commercial scale-up of MosaiQ™. Significant headway was made in commissioning the initial manufacturing system for MosaiQ™ consumables, while also advancing final development of the MosaiQ™ instrument, and we look forward to beginning field trials later in the calendar year,” said Paul Cowan, Chairman and Chief Executive Officer of Quotient. “We are also excited by the positive results of our initial efforts to expand the use of MosaiQ™ to include molecular disease screening, which is expected to increase the addressable global market for MosaiQ™ within transfusion diagnostics to over $3.4 billion. At the same time, we continue to believe significant opportunities remain to expand the MosaiQTM platform into the broader field of routine medical diagnostic testing.”

MosaiQ™ Development Program Update

MosaiQ™, Quotient’s next-generation automation platform for blood grouping and disease screening, is at an advanced stage of development and commercial scale up. Current development efforts are focused on final assay optimization for the blood grouping and serological disease screening applications; further assay development and expansion of the test menu for NAT; commissioning the initial manufacturing system for MosaiQ™ consumables; and completing development of the MosaiQ™ instrument.

Quotient intends to simultaneously launch its MosaiQ™ blood grouping consumable into the donor and patient testing markets with our commercial partner Ortho-Clinical Diagnostics. Once licensed for sale, MosaiQ™ will be the first fully-automated solution for blood grouping, providing for the comprehensive characterization of donor and patient blood. Turnaround times using MosaiQ™ will be significantly quicker than existing methods.

Quotient also intends to initially launch MosaiQ™ into the donor testing market with a partial serological disease screening consumable comprising assays for the detection of Cytomegalovirus (“CMV”) and Syphilis. Following this initial launch, Quotient plans to launch a second disease screening consumable incorporating all mandated serological disease screening assays, including CMV; Syphilis; Hepatitis B (“HBV”), comprising Hepatitis B Surface Antigen and Hepatitis B Core Antibody; Hepatitis C (“HCV”); human immunodeficiency virus (“HIV”), comprising HIV Type 1 and HIV Type 2; Human T-Lymphotropic Antibodies (“HTLV”); and Chagas disease.

In the fourth quarter of calendar 2015, Quotient completed an initial feasibility study demonstrating the ability to detect nucleic acid using the MosaiQ™ methodology. In the study, Quotient and its external development partner successfully detected DNA sequences of the conserved region of the human immunodeficiency virus ("HIV").

MosaiQ™ represents a truly novel testing platform for transfusion diagnostics, with a proven capability to detect antibodies, antigens and nucleic acid (DNA or RNA). Through MosaiQ™, Quotient aims to deliver substantial value to donor testing laboratories worldwide with a unified instrument platform to be utilized for blood grouping and both serological and molecular disease screening of donated red blood cells and plasma.

Assay Development

During the fourth quarter of calendar 2015, Quotient continued the transfer of individual blood grouping assays to production, which is expected to be completed in the second quarter of calendar 2016. The final probe set for the blood grouping panel has now been defined.

Quotient has also completed a series of internal validation studies on individual assays being developed to detect CMV, Syphilis, HBV Surface Antigen and HIV Type 1 and Type 2. The results of all of these validation studies exceeded the Company’s internal performance targets for this stage of the development process. In addition, Quotient commenced development of the remaining assays intended to be included on the second serological disease screening consumable to detect HBV, HCV, HTLV and Chagas disease and expects to report preliminary sensitivity and specificity data in the first quarter of calendar 2016. Based on results achieved to date, Quotient expects to transfer to production assays for the detection of CMV and Syphilis in the first quarter of calendar 2016 and the remaining serological disease screening assays in the second half of calendar 2016.

Having established the feasibility of MosaiQ™ to detect nucleic acid, Quotient will now move forward with the next phase of development for NAT on the MosaiQ™ platform, involving further assay development and expansion of the test menu to include the HBV, HCV and West Nile viruses. Quotient expects to complete this next phase of development work during the first half of 2017.

Manufacturing System

Commissioning of the initial manufacturing system for MosaiQ™ consumables is expected to be completed in the first quarter of calendar 2016. The Company plans to manufacture both the MosaiQ™ blood grouping and the initial MosaiQ™ disease screening consumables for European field trials in the second quarter of calendar 2016.

Instrument Development

Design of the MosaiQ™ instrument has been completed, with the current focus on software development and manufacturing scale-up. Quotient has received final prototype instruments, which are processing assays for development purposes, and field trial instruments are expected to be built in the first quarter of calendar 2016. The field trial instruments will be subject to final software development, which we expect to complete in the second quarter of calendar 2016, prior to the commencement of field trials.

Regulatory and Commercial Milestones

Quotient expects to commence field trials in Europe for both the MosaiQ™ blood grouping and initial MosaiQ™ serological disease screening consumables in the third quarter of calendar 2016. The Company expects to file necessary regulatory submissions for Europe in the fourth quarter of calendar 2016 to obtain required marketing clearances for MosaiQ™. Field trials in the United States are expected to commence in the fourth quarter of calendar 2016 and regulatory submissions are planned to be filed in the first half of calendar 2017 to obtain required marketing clearances in the United States. Field trials for the full serological disease screening test menu are expected to commence in the first half of calendar 2017, both in the United States and in Europe.

Quotient expects to begin marketing MosaiQ™ in Europe during the fourth quarter of calendar 2016. If approved for sale, the Company anticipates commercial launch in the United States in the first quarter of calendar 2018. The Company also anticipates commercial launch of the expanded MosaiQ™ disease screening consumable in Europe during the second half of calendar 2017 and in the United States during calendar 2018, if approved for sale.

Conventional Reagent Business Update

“Our conventional reagent business delivered solid results during the third quarter of fiscal 2016, with double-digit product sales growth and gross margin improvement” said Paul Cowan. “During the fourth quarter of fiscal 2016, we expect product sales growth to continue with a meaningful improvement in gross profit over the fourth quarter of fiscal 2015.”

Key revenue and profit results are summarized below (expressed in thousands):

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2015	2014	2015	2014
Revenue:
Product sales —OEM Customers	$2,879	$2,801	$9,093	$9,723
Product sales — direct customers and distributors	1,475	1,161	4,384	4,033
Other revenues	—	100	—	750
Total revenue	$4,354	$4,062	$13,477	$14,506

Product sales from standing orders (%)	71%	74%	72%	72%

Gross profit	$2,129	$1,858	$6,377	$7,145
Gross profit as a % of total revenue	48.9%	45.7%	47.3%	49.3%
Gross margin on product sales (%)	48.9%	44.4%	47.3%	46.5%
Operating (loss)	$(12,779)	$(7,327)	$(36,243)	$(19,954)

Fiscal Third Quarter 2016 Financial Results

Total revenue in the third quarter of fiscal 2016 (“3QFY16”) was $4.4 million, compared with $4.1 million in the third quarter of fiscal 2015 (“3QFY15”). Product sales in 3QFY16 were $4.4 million, compared with $4.0 million in 3QFY15. The increase was primarily attributable to growth in direct sales to customers in the United States offset by a $0.1 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro.

Gross profit on Total revenue and Product sales was $2.1 million in 3QFY16, compared with $1.9 million in 3QFY15. Gross margin on Product sales was 48.9% in 3QFY16, compared with 44.4% in 3QFY15, reflecting efficiencies achieved in our manufacturing operations, primarily through increased production volumes.

Research and development expense was $6.9 million in 3QFY16, compared with $4.5 million in 3QFY15. This increase reflected incremental costs associated with the commercial scale up of MosaiQ™, including initial production costs (primarily staff and raw materials) that are currently expensed as research and development. Sales and marketing expense was $0.9 million in 3QFY16, compared with $0.8 million in 3QFY15. General and administrative expense was $7.1 million in 3QFY16, compared with $3.9 million in 3QFY15. This increase reflected greater personnel-related costs, increased facility rental charges and increased corporate costs.

Net other income was $3.0 million in 3QFY16, compared with net other expense of $35.0 million in 3QFY15. Net other income in 3QFY16 included interest expense of $1.1 million, foreign exchange gains of $0.3 million and a $3.8 million unrealized gain related to the change in fair value of the warrants issued as part of our initial public offering (the “IPO Warrants”). Net other income in 3QFY15 included interest expense of $0.5 million, foreign exchange gains of $0.1 million and a $34.6 million unrealized loss related to the change in fair value of the IPO Warrants.

Net loss attributable to ordinary shareholders for 3QFY16 was $9.8 million, or a loss of $0.48 per ordinary share (basic and diluted), compared with a net loss of $42.3 million, or a loss of $2.80 per ordinary share (basic and diluted) in 3QFY15.

Quotient ended 3QFY16 with $24.1 million in cash and equivalents and $28.7 million of long-term debt.

On February 4, 2016, the Company announced the pricing of an underwritten public offering of 4,444,445 of its ordinary shares at a price to the public of $9.00 per share. The net proceeds to Quotient from this offering are expected to be $36.9 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Quotient. Quotient has also granted the underwriter a 30-day option to purchase up to an additional 666,666 of its ordinary shares. The offering is expected to close on or about February 10, 2016, subject to customary closing conditions.

Year-to-Date Fiscal 2016 Financial Results

Total revenue for the nine months ended December 31, 2015 (“YTDFY16”) was $13.5 million, compared with $14.5 million for the nine months ended December 31, 2014 (“YTDFY15”). Product sales in YTDFY16 were $13.5 million, compared with $13.8 million in YTDFY15. The decrease in Product sales was attributable to a $0.8 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro and lower shipments of bulk antisera to OEM customers. Quotient also recognized $750,000 of product development fees in YTDFY15, which did not recur in YTDFY16.

Gross profit on Total revenue was $6.4 million in YTDFY16, compared with $7.1 million in YTDFY15. Gross profit in YTDFY15 included $750,000 of product development fees for which there were no associated costs. Gross profit on Product sales was $6.4 million in YTDFY16, compared with $6.4 million in YTDFY15. Gross margin on Product sales was 47.3% in YTDFY16, compared with 46.5% in YTDFY15, reflecting efficiencies achieved in our manufacturing operations, primarily through increased production volumes.

Research and development expense was $22.1 million in YTDFY16, compared with $13.6 million in YTDFY15. This increase reflected incremental costs associated with the commercial scale up of MosaiQ™, including initial production costs that are currently expensed as research and development. Sales and marketing expense was $2.4 million in YTDFY16, compared with $2.1 million in YTDFY15. General and administrative expense was $18.1 million in YTDFY16, compared with $11.4 million in YTDFY15. This increase reflected greater personnel-related costs, increased facility rental charges and increased corporate costs.

Net other income was $11.9 million in YTDFY16, compared with net other expense of $36.7 million in YTDFY15. Net other income in YTDFY16 included interest expense of $3.0 million, foreign exchange losses of $0.4 million, debt refinancing expense of $0.6 million and a $15.9 million unrealized gain related to the change in fair value of the IPO Warrants. Net other expense in YTDFY15 included interest expense of $1.6 million, foreign exchange losses of $0.5 million and a $33.6 million unrealized loss related to the change in fair value of the IPO Warrants. Net other expense in YTDFY15 also included IPO fees of $0.6 million and an expense of $0.4 million related to the settlement of a legal dispute.

Net loss attributable to ordinary shareholders for YTDFY16 was $24.4 million, or a loss of $1.33 per ordinary share (basic and diluted), compared with a net loss of $56.6 million, or a loss of $3.95 per ordinary share (basic and diluted) in YTDFY15.

Capital expenditures totaled $19.9 million in YTDFY16, compared with $13.6 million in YTDFY15, reflecting continued investment in the Eysins manufacturing facility and manufacturing equipment for MosaiQ™ consumables, along with expenditures related to the construction of our new conventional reagent manufacturing facility near Edinburgh, Scotland.

New Edinburgh Facility

In 3QFY16 Quotient acquired land south of Edinburgh, Scotland (the “Biocampus Site”) for a total consideration of £1.1 million, or approximately $1.6 million at current exchange rates. The purchase price for this land is payable upon completion of construction works for the new facility to be built on this site, or after two years, whichever is earlier.

Quotient intends to build a new 96,000 square foot facility on the Biocampus Site, allowing it to consolidate its existing product development and manufacturing activities for the conventional reagent business and product development activities for MosaiQ™ onto a single site. Consolidation of these activities onto a single site is expected to deliver major efficiencies and allow for the expansion of production capacity within the conventional reagent business.

In December 2015, Quotient announced it had entered into a construction contract for the new facility to be built on the Biocampus Site. The contract provides for the first phase of the project, encompassing a new manufacturing facility for the conventional reagent business, which is expected to be completed by August 2017. The estimated cost of the first phase is approximately £15 million, or $22 million at current exchange rates, with funding expected to be provided primarily from the proceeds of a sale and leaseback transaction.

Outlook for the Fiscal Year Ending March 31, 2016

•

Total revenue in the range of $19.2 to $19.7 million (previously $19.0 to $20.0 million), including Other revenue (product development fees) of $1.9 million. Forecast Other revenue assumes the receipt of milestone payments contingent upon achievement of regulatory approval for certain products under development for a large OEM customer. The receipt of these milestone payments involves risks and uncertainties.

•

Product sales of $17.3 to $17.8 million (previously $17.0 to $18.0 million), compared with FY15 Product sales of $17.7 million. Product sales are forecast to be negatively impacted by adverse exchange rate movements, reducing reported Product sales by approximately 5%, or $0.9 million, using December 31, 2015 exchange rates.

•	Operating loss in the range of $45.0 to $50.0 million (previously $50.0 to $55.0 million).

Product sales in the fourth quarter of fiscal 2016 are expected to be within the range of $3.8 to $4.3 million, compared with $3.9 million for the fourth quarter of fiscal 2015. Product sales are forecast to be negatively impacted by adverse exchange rate movements, reducing reported Product sales by $0.1 million, using December 31, 2015 exchange rates.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, we expect to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in Other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Monday, February 8 at 8:30 a.m. Eastern Time to discuss its third quarter fiscal 2016 financial results. Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S. The call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through February 15 by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13629523.

About MosaiQ™

MosaiQ™ has been designed to offer a breadth of diagnostic tests unmatched by existing commercially available transfusion diagnostic instrument platforms, spanning blood grouping, serological disease screening for donor testing and nucleic acid testing (or molecular disease screening) for donor testing.

Once approved, MosaiQ™ will be the first fully automated solution for blood grouping, providing for the comprehensive characterization of both donor and patient blood, with turnaround times significantly quicker than existing methods. Widespread adoption of MosaiQ™ is expected to improve patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes from the use of MosaiQ™ include the potential for reduced incidence of adverse events associated with transfusion, particularly alloimmunization, where patients develop antibodies to foreign antigens introduced through transfused blood.

MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•	elimination of the need for routine manual testing typically undertaken by highly skilled technicians;

•	simplification of required consumables and testing processes;
•	consolidation of multiple instrument platforms in donor testing laboratories;
•	significant reduction in sample volume requirements;
•	reduction in the number of patient/donor samples required, consumables and reagent waste; and
•	more streamlined processes for matching donor units to patients.

Quotient expects to develop additional applications for MosaiQ™, starting with nucleic acid testing for donor molecular disease screening, upon completion of assay development for the blood grouping and serological disease screening applications.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products,  the anticipated net proceeds to be raised in and the expected closing date of our underwritten public offering, our expectations regarding the timing, cost and funding of the construction of our new product development and manufacturing facility, and current estimates of fiscal 2016 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	December 31		December 31
	2015	2014	2015	2014
Revenue:
Product sales	$4,354	$3,962	$13,477	$13,756
Other revenues	—	100	—	750
Total revenue	4,354	4,062	13,477	14,506
Cost of revenue	2,225	2,204	7,100	7,361
Gross profit	2,129	1,858	6,377	7,145
Operating expenses:
Sales and marketing	918	789	2,350	2,095
Research and development, net	6,931	4,453	22,122	13,573
General and administrative expense	7,059	3,943	18,148	11,431
Total operating expense	14,908	9,185	42,620	27,099
Operating loss	(12,779)	(7,327)	(36,243)	(19,954)
Other income (expense)
Interest expense, net	(1,134)	(541)	(2,992)	(1,613)
Change in financial liability for share warrants	3,830	(34,565)	15,857	(33,581)
Other, net	305	130	(987)	(1,490)
Other income (expense), net	3,001	(34,976)	11,878	(36,684)
Loss before income taxes	(9,778)	(42,303)	(24,365)	(56,638)
Provision for income taxes	—	—	—	—
Net loss	$(9,778)	$(42,303)	$(24,365)	$(56,638)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(89)	$(35)	$120	$(288)
Foreign currency loss	(1,491)	(1,219)	(297)	(2,711)
Other comprehensive loss, net	(1,580)	(1,254)	(177)	(2,999)
Comprehensive loss	$(11,358)	$(43,557)	$(24,542)	$(59,637)
Net loss available to ordinary shareholders - basic and diluted	$(9,778)	$(42,303)	$(24,365)	$(56,638)
Loss per share - basic and diluted	$(0.48)	$(2.80)	$(1.33)	$(3.95)
Weighted-average shares outstanding - basic and diluted	20,398,132	15,101,441	18,284,708	14,352,476

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$24,061	$37,525
Trade accounts receivable, net	1,479	1,808
Inventories	7,812	4,608
Prepaid expenses and other current assets	6,305	5,580
Total current assets	39,657	49,521
Property and equipment, net	48,944	29,733
Intangible assets, net	952	950
Total assets	$89,553	$80,204
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,241	$7,238
Accrued compensation and benefits	1,777	2,565
Accrued expenses and other current liabilities	3,992	8,787
Financial liability in respect of share warrants	—	31,011
Current portion of long-term debt	—	4,500
Current portion of lease incentive	426	435
Capital lease obligation	168	239
Total current liabilities	15,604	54,775
Long-term debt	28,689	9,853
Lease incentive, less current portion	1,383	1,740
Capital lease obligation, less current portion	1,794	276
7% Cumulative redeemable preference shares	15,963	15,175
Total liabilities	63,433	81,819
Commitments and contingencies	—	—
Total shareholders' equity (deficit)	26,120	(1,615)
Total liabilities and shareholders' equity (deficit)	$89,553	$80,204

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine months ended December 31,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(24,365)	$(56,638)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,573	938
Share-based compensation	1,380	814
Amortization of lease incentive	(327)	(345)
Amortization of deferred debt issue costs	1,250	587
Accrued preference share dividends	788	—
Change in financial liability for share warrants	(15,857)	33,581
Net change in assets and liabilities:
Trade accounts receivable, net	307	161
Inventories	(3,249)	(365)
Accounts payable and accrued liabilities	(2,675)	4,109
Accrued compensation and benefits	(803)	(320)
Other assets	(725)	(731)
Net cash used in operating activities	(42,702)	(18,209)
INVESTING ACTIVITIES:
Purchase of property and equipment	(19,832)	(13,429)
Purchase of intangible assets	(64)	(203)
Net cash used in investing activities	(19,896)	(13,632)
FINANCING ACTIVITIES:
Proceeds from finance leases	55	304
Proceeds from drawdown of new debt, net of costs	14,297	—
Proceeds from issuance of ordinary shares	34,553	59,329
Net cash generated from financing activities	48,905	59,633
Effect of exchange rate fluctuations on cash and cash equivalents	229	(1,934)
Change in cash and cash equivalents	(13,464)	25,858
Beginning cash and cash equivalents	37,525	7,192
Ending cash and cash equivalents	$24,061	$33,050
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$1,463	$346